EMPLOYMENT AGREEMENT DATED FEBRUARY 03, 2020 BETWEEN FREEDOM FINANCE JOINT STOCK COMPANY AND SERGEY LUKYANOV

EXHIBIT 10.16

Certain portions of this exhibit (indicated by “[***]”) have been omitted pursuant to Item 601(a)(6) of Regulation S-K.
This exhibit is an English translation of a foreign language document. The Company hereby agrees to furnish to the SEC, upon request, a copy of the foreign language document.

EMPLOYMENT CONTRACT No. 20-13

Almaty	February 3, 2020

The Parties hereto:

EMPLOYER: Freedom Finance Joint Stock Company, located at: 77/7, al-Farabi ave. 3A, Almaty, BIN 061140003010 represented by the Chairman of the Board Minikeev R.D, acting based on the Charter, and

EMPLOYEE: Mr. Lukyanov Sergey Nikolayevich, ID number №[***] issued by the Federal Migration Service [***] dated [***], residing at the address: [***], hereinafter jointly referred to as the Parties, have concluded this employment contract (hereinafter - the Contract) as follows:

1. THE SUBJECT OF THE CONTRACT
1.1. The Employer accepts the Employee for the position of Advisor to the Chairman of the Board of Director of the Freedom Finance Joint Stock Company, to fulfill the duties established by the duty regulations and the Employer's internal documents regulating its activities.
1.2. Place of work: 77/7, al-Farabi ave., "Esentai Tower" BC, 3A, Floor 7, 050040, Almaty.

2. TERMS OF THE CONTRACT
2.1. This Contract is concluded for a indefinite period from February 3,2020.
2.2. Upon the expiry of the terms of the Contract stipulated in paragraph 2.1. hereof, Parties have the right to extend it for an indefinite or definite period but not less than one year.
2.3. If upon the expiration of the terms of the Contract stipulated in paragraph 2.1. hereof, neither of the Parties has notified in writing about the termination of the employment relationship within the last working day, this Contract is considered to be extended for the same term as previously concluded.
2.4. The Employer has the right to extend the Contract for a definite period of not less than one year not more than two times. Upon continuation of the employment relationship this contract is considered to be concluded for an indefinite period.
2.5. If the Employee has reached retirement age and at the same time has a high professional and qualification level and taking into account his efficiency, the contract may be extended annually without the restriction provided in paragraph 2.4. hereof.

             3. RIGHTS AND OBLIGATIONS OF THE PARTIES
3.1 The rights and obligations of the Parties shall be determined by this Agreement, the Employer's acts and collective bargaining agreement (if any), as well as by the applicable laws of the Republic of Kazakhstan.

3.2 The Employee is obliged to:
1) provide the Employer with the documents stipulated by the legislation of the Republic of Kazakhstan for the conclusion of the Contract;
2) perform labor duties in accordance with agreements, this Agreement, collective bargaining agreement (if any), acts of the employer;

3) to observe labor discipline, namely, to observe and properly fulfill the obligations established by regulatory legal acts of the Republic of Kazakhstan, agreements in the order of social partnership, collective agreement (if any), acts of the Employer, constituent documents of the Employer and applicable laws of the Republic of Kazakhstan;
4) to comply with the requirements for safety and labor protection, fire safety and industrial sanitation at the workplace,
5) treat the Employer's property and use any equipment necessary and (or) transferred to him/her for the performance of his/her official duties with care and for the intended purpose.
The employee is obliged to compensate for the damage caused by the violation of this obligation in accordance with the procedure established by the current legislation of the Republic of Kazakhstan;
6) notify the Employer of any situation that poses a threat to life and health of people, safety of the Employer's and employees' property, as well as the occurrence of downtime;
7) The Employee acknowledges that any deliberate failure to comply or gross violation of the requirements stipulated by this Agreement, as well as continuous or single violations causing losses and damage to the business or property of the Employer, may result in the Employee being subject to disciplinary action by the Employer or termination of the Agreement in accordance with the applicable laws of the Republic of Kazakhstan;
8) not to disclose information constituting official, commercial, other secret protected by law, which became known to him in connection with the performance of labor duties, including compliance with the requirements of Article 4 of the Agreement;
9) compensate the Employer for the harm caused to the Employee within the limits established by the Labor Code and the legislation of the Republic of Kazakhstan, as well as the Non-Competition Agreement (Agreement) and other agreements signed by the Parties;
10) after completion of professional training, retraining and advanced training at the expense of the Employer. to work for the Employer for the period agreed in the training agreement. In case of termination of the Agreement before the term set by the training agreement, at the initiative of the Employee or at the initiative of the Employer due to the Employee's fault, the Employee shall reimburse the Employer for the costs associated with his/her training, in proportion to the unworked period of time worked;
11) if any of his/her personal data is changed, not later than 10 (ten) working days from the date of change, notify the Employer in writing. In case of a change of surname, the Employee shall provide the Employer with documents for the new surname (identity card, etc.) and a document confirming the grounds for the change of surname (marriage certificate, certificate of change of surname, divorce certificate, etc.);
12) immediately notify the Employer or the organizer of the work about every occupational injury and other damage to the health of employees, signs of occupational disease (poisoning), as well as about the situation that poses a threat to the life and health of people;
13) to notify the Employer of the establishment of disability or other deterioration of health that prevents the continuation of labor duties;
14) to comply with the requirements of the state labor inspector, technical inspector for labor protection, internal control specialists and medical treatment and recovery measures prescribed by medical institutions;
15) undergo training, instruction and knowledge testing on labor safety and labor protection in accordance with the procedure determined by the Employer and stipulated by the legislation of the Republic of Kazakhstan;
16) fulfill other duties provided for by the current legislation of the Republic of Kazakhstan.

3.3 The Employee have the right to:
1) to conclude, amend, supplement, terminate and terminate this Contract in accordance with the procedure established by the current legislation of the Republic of Kazakhstan and the Contract;
2) to demand from the Employer to fulfill the terms and conditions of this
Agreement, collective bargaining agreement (if any):
3) to labor conditions meeting safety and hygiene requirements as defined by this Contract;
4) to receive full and reliable information on the state of labor conditions and labor protection;
5) to association, including the right to establish a trade union, as well as membership in it, to represent and protect their labor rights, unless otherwise provided by the laws of the Republic of Kazakhstan;
6) to protect their rights and legitimate interests by all means not contrary to the law;
7) to timely and full payment of wages in accordance with the terms and conditions of the collective bargaining agreement (if any);
8) to rest, including paid annual labor leave;
9) to be paid for idle time in accordance with the Labor Code of the Republic of Kazakhstan;

10) to participate through their representatives in collective bargaining and in the development of the draft collective bargaining agreement, as well as to familiarize themselves with the signed collective bargaining agreement (if any);
11) to compensate for the damage caused to health in connection with the performance of labor duties;
12) for compulsory social insurance;
13) insurance against accidents in the performance of labor (official) duties;
14) to guarantees and compensatory payments provided for by this Agreement and the legislation of the Republic of Kazakhstan:
15) to equal pay for equal labor without any discrimination;
16) to apply for resolution of an individual labor dispute in the conciliation commission, court in the manner prescribed by the legislation;
17) to be provided with individual and collective protection means in accordance with the requirements stipulated by the legislation of the Republic of Kazakhstan, as well as this Agreement, collective agreement (if any):
18) to resolve individual and collective labor disputes, including the right to strike, in accordance with the procedure established by the laws of the RK;
19) to ensure the protection of personal data stored by the Employer;
20) to a workplace equipped in accordance with labor safety and labor protection requirements;
21) to be provided with sanitary and living quarters, individual and collective protection means in accordance with the requirements for safety and labor protection, as well as this Agreement, collective bargaining agreements;
22) to participate personally or through a representative in inspection and consideration of issues related to improvement of labor conditions, safety and labor protection;
23) to refuse to perform work in case the Employer fails to provide the Employee with personal and (or) collective protection equipment and in case of a situation that poses a threat to his/her health or life, with written notification to the immediate supervisor or the Employer;
24) to education and professional training necessary for safe performance of labor duties, in the order established by the legislation of the Republic of Kazakhstan;
25) to receive reliable information from the Employer about the characteristics of the workplace and the territory of the organization, the state of conditions, safety and labor protection, the existing risk of damage to health, as well as measures to protect it from the impact of harmful and (or) dangerous production factors;
26) to retain the average wage for the period of suspension of work of the organization due to non-compliance with safety and labor protection requirements;
27) to enjoy other rights provided for by the current legislation of the Republic of Kazakhstan.

3.4 The Employer shall:
1) comply with the requirements of the labor legislation of RE, agreements in the order of social partnership, the Contract, collective agreement (if any), acts issued by the Employer;
2) when hiring an Employee, to conclude a Contract with the Employee in accordance with the procedure and on the terms and conditions established by the Labor Code of the Republic of Kazakhstan;
3) to provide the Employee with the work stipulated by the Contract; 3) to provide the Employee with the work stipulated by the Contract Agreement;
4) familiarize the Employee with the internal labor regulations of the Company, other acts of the Employer, directly related to the work (labor function) of the Employee, and the collective bargaining agreement (if any):
5) consider the proposals of the Employee's representatives and provide employee representatives with complete and reliable information necessary for collective bargaining, conclusion of collective bargaining agreements, and control over their fulfillment;
6) conduct collective bargaining and in accordance with the procedure established by the Labor Code:
7) provide the Employee with working conditions in accordance with the labor legislation of the Republic of Kazakhstan, the Agreement. collective agreement (if any);
8) provide the Employee with equipment, tools, technical documentation and other means necessary for the performance of labor duties at the Employee's own expense;
9) to pay the Employee timely and in full the salary and other payments stipulated by the regulatory legal acts of the Republic of Kazakhstan, the Agreement, collective agreement (if any), acts of the Employer;
10) provide information to the authorized body on employment issues in accordance with the requirements of the legislation of the Republic of Kazakhstan on employment:
11) to carry out internal control on labor safety:
12) comply with the instructions of state labor inspectors:
13) suspend work if its continuation poses a threat to the life, health of the Employee and other persons;

14) to carry out compulsory social insurance of the Employee and contributions for compulsory medical insurance;
15) insure the Employee against accidents in the performance of labor (official) duties:
16) to provide the Employee with annual paid labor leave;
17) to ensure preservation and submission to the state archive of documents confirming the Employee's labor activity and information on withholding and deduction of money for his or her pension provision;
18) to warn the Employee about harmful and (or) dangerous working conditions and the possibility of occupational disease;
19) to take measures to prevent risks at workplaces and in technological processes, to carry out preventive works taking into account production and scientific and technical progress:
20) keep records of working hours, including overtime work, in harmful and (or) hazardous working conditions, heavy work performed by the Employee;
21) to compensate for the harm caused to the life and health of the Employee. in the performance of his/her labor (service) duties in accordance with the Labor Code of the Republic of Kazakhstan and other laws of the Republic of Kazakhstan;
22) to require documents necessary for the conclusion of the Contract in accordance with the current legislation of the Republic of Kazakhstan:
23) to collect, process and protect Employee's personal data in accordance with the legislation of the Republic of Kazakhstan on personal data and their protection;
24) to fulfill other duties stipulated by the current legislation of the Republic of Kazakhstan.

3.5 The employer has the right:
1) to freedom of choice when hiring an Employee;
2) to amend, supplement, terminate the Contract with the Employee in accordance with the procedure stipulated by the legislation of the Republic of Kazakhstan;
3) to issue within its authority acts of the Employer, including orders, instructions, regulations, provisions, labor regulations and other documents in accordance with the legislation of the Republic of Kazakhstan;
4) to establish and join associations in order to represent and protect his/her rights and interests:
5) demand from the Employee to fulfill the conditions of the Contract. collective agreement (if any), labor regulations and other acts of the Employer;
6) to encourage the Employees,
penalties, bring the Employees to material responsibility in cases and in accordance with the procedure stipulated by the Labor Code of the Republic of Kazakhstan
Labor Code of the Republic of Kazakhstan;
7) to compensate for the damage caused to the Employee in the performance of his/her labor duties; 7) to compensate for the damage caused to the Employee in the performance of labor labor legislation of the Republic of Kazakhstan;
8) to apply to the court in order to protect their rights and legitimate interests in the field of labor;
9) to establish a probationary period for the Employee;
10) to provide employees with professional training, retraining and professional development in accordance with the Labor Code of the Republic of Kazakhstan:
11) to reimburse its costs associated with the Employee's education in educational organizations at the direction of the Employer, in accordance with the agreement on education (training contract);
12) to apply for resolution of an individual labor dispute in the conciliation commission, court in the manner prescribed by the Labor Code of the Republic of Kazakhstan;
13) suspend and bring to disciplinary responsibility the Employee in case of violation by him/her of labor safety and health requirements, in accordance with the procedure established by the Labor Code of the Republic of Kazakhstan.
Labor Code of the Republic of Kazakhstan:
14) exercise other rights provided by the current legislation of the Republic of Kazakhstan.

4. CONFIDENTIAL INFORMATION

4.1. Confidential information of the Employer is the Documentation (as defined in clause 4.2. of the Agreement), as well as other information constituting commercial, financial, official secrets, undisclosed information, secrets and technology of production, results of intellectual activity and intellectual property and copyright objects, any information about partners, information about the management structure of the Company, methods of tax planning and tax optimization, other protected information of any member of the Group of Persons (as defined in clause 4.3 of the Agreement). Confidential information includes, inter alia, data on the identity and financial, commercial and other activities of any member of the Group of Persons, information on the Employee's job duties, the amount of his/her salary and remuneration, personal data of the employees of the Group of Persons, as well as any other information defined by the Employer as confidential and the disclosure of which may be considered by the Employer as activities damaging to the Employer and (or) its clients, partners, or relating to commercial transactions and other business activities are intended for use only by the Employer and are the sole property of the Employer.
Neither the Employer nor the members of the Group of Persons shall be required to designate the above designated information as Confidential Information to neither the Employer nor the members of the Persons Group shall be required to designate the above designated information as Confidential Information in order for it to qualify as such.

4.2. Documentation is any records, reports, information, data, intellectual property and copyright, electronic information carriers, films, photographs, plans, drawings, samples of products, in any version and in any form (paper, electronic, other) relating to any member of the Group of Persons, including, among other things, relating to their operations, products, manufacturing processes, software and program codes, information about clients and their brokerage accounts/investment portfolios, commercial transactions and other matters, prepared by any person (including, but not limited to, the Employee). The documentation shall be the sole property of Employee unless it is the property of another member of the Group of Persons.

4.3 “Group of Persons” means: The Employer, its clients, founders, employees other than the Employee, contractual counterparties, other persons related to the Employer, including related and affiliated legal entities and individuals defined in accordance with the laws of the Republic of Kazakhstan.

4.4 The use of Confidential Information shall include: any use, practical application, study, disclosure, transfer, disclosure, publication of Confidential Information (any part thereof) by the Employee, granting by the Employee to persons other than the relevant right holder access to Confidential Information (any part thereof), personal use, other acts and omissions on the part of the Employee which may result in violation of the legitimate interests of any member of the Group of Persons with respect to Confidential Information.

4.5 The Employee is obliged to keep the Confidential Information secret and may not use the Confidential Information in any way, except for the following cases: using it for official purposes in the interests of the Employer and when disclosure of the Confidential Information is mandatory for the Employee at the request of the authorized state bodies of the Republic of Kazakhstan or the court in accordance with the legislation of the Republic of Kazakhstan. The Employee shall immediately notify the Employer of the need for disclosure and of any disclosure of Confidential Information.

4.6 The Employee is prohibited to take the Documentation outside the Employer's office and use the Confidential Information, including sending it by e-mail and copying it to any media, using facsimile communication, etc., or otherwise allow its disclosure and (or) distribution without the Employer's permission.

4.7 In the event of termination of the Contract and the employment relationship for any reason, the Employee undertakes to deliver (provide) to the Employer immediately and without delay within 2 (two) days all Documentation and other property belonging to the Employer or its affiliates that is in the Employee's possession or control, and the Employee shall not retain copies of these documents.
Employer all Documentation and other property belonging to the Employer, its affiliates, which is in the Employee's possession or control, and the Employee shall not retain copies thereof.

4.8 In case of violation of the requirements set forth in Article 4 of the Agreement, the Employee shall be liable in full (including indemnification of losses) in accordance with the applicable laws of the Republic of Kazakhstan.
(including reimbursement of losses) in accordance with the applicable laws of the Republic of Kazakhstan.

5. INTELLECTUAL PROPERTY

5.1 All proprietary (exclusive) rights of the Employee to intellectual property objects (hereinafter referred to as “Service Work”) created by the Employee in the course of performance of his/her official duties or official assignment of the Employer shall belong to the Employer in accordance with the laws of the Republic of Kazakhstan and international treaties. The right to open access to the work to an indefinite number of persons (right to publicize) for works created in the performance of official duties or official assignment of the Employer shall belong to the Employer. The Employer shall have the right to revoke the earlier decision to publicize the work (right of revocation).

5.2 The right to obtain any protection document for intellectual property objects and copyrights, including innovative patent, patent, certificate of trademark registration or certificate of state registration of copyright (hereinafter - “Protection Document”), created by the Employee, not related to the performance of his/her official duties or a specific assignment received from the Employer, but with the use of information, as well as material, technical and other means of the Employer, belongs to the Employer.

5.3 The Employer owns property (exclusive) rights to use the Service Work in any form and by any means, which means the right to carry out, authorize or prohibit any actions contrary to the legislative acts of the Republic of Kazakhstan, international treaties, including:
reproduce the Official Work (right of reproduction) to distribute the original or copies of the Official Work by any means: to sell, change, rent (hire), make other operations, including in an open information and communication network (the right to distribute);
import copies of the Work (right of public display);
make the Official Work available to the public (right to make it available to the public);
to publicly communicate the Official Work (public communication of the work to the public), including broadcasting or cable communication (right of public communication);
to broadcast the Work, including the first and (or) subsequent broadcasting for public information (the right to broadcast); to communicate the Work by cable, including the first and (or) subsequent communication by cable to the public (the right to cable communication); to remake, use the Work as a basis for creation of other images and/or volume. 1 other image and/or volumetric special forms or in any other way process the Work. Processing shall mean, including, but not limited to, the creation of a derivative work (processing and the like) (right of processing).

5.4 The amount, terms and procedure for payment of remuneration. The Employee understands and agrees that the wages defined in Article 8 of the Agreement include royalties and any payments that may and must be made to the Employee in connection with the performance of his/her official duties aimed at the fulfillment of his/her official duties in connection with the fulfillment of his/her official duties aimed at creation of the Work.

5.5 The Employee shall transfer to the Employer the Service Work (intellectual property object) created in the course of fulfillment of his/her official duties or official assignment of the Employer under the act of acceptance-transfer or within the framework of official correspondence or saving the work file on the Employer's media.

6. BUSINESS TRIPS AND TRANSFERS

6.1 The Employee recognizes that he/she may be from time to time seconded to other regions of the Republic of Kazakhstan and beyond on business and in the Employee recognizes that he/she may be assigned from time to time to other regions of the Republic of Kazakhstan and outside thereof for the Employer's business and in the Employer's interests to perform duties arising under the laws of the Republic of Kazakhstan.
6.2 In the event that the Employee is seconded to another location, the Employer shall compensate the Employee for the expenses incurred in the course of the assignment.
The Employer shall compensate the Employee for:
1) per diem for the calendar days of being on a business trip, including travel time, in 6.1;
2) travel expenses to and from the place of destination.
3) expenses for rent of living quarters:
4) other expenses stipulated in a separate agreement with the Employer.
6.3 With the Employee's consent, the Employee may be transferred to another job, including: 6.3.
to another job, including:
1) change of the Employee's Labor Function, i.e., performance of work in another position, specialty profession, occupation or qualification;

2) assignment of a job, in the performance of which the labor conditions (wage rate, salary, profession, qualification) change labor conditions (amount of wages, working 4) hours and rest time, benefits and other conditions) stipulated by this Agreement are changed;
3) transfer to a separate structural subdivision of the of the Employer, namely a Branch or Representative Office;
4) transfer to another location together with the Employer.
6.4 If necessary, in accordance with the requirements of the current legislation of the Republic of Kazakhstan, the transfer of the Employee to another job is formalized by making appropriate changes to this Agreement and the Employer's act.
6.5 The Employee's transfer to another job is not a transfer to another job and does not require the Employee's prior consent to move him/her to another place of work in the Company, or to another structural subdivision of the Employer in the same locality within the same position, specialty, profession, qualification stipulated by this Agreement.

7. LABOR CONDITIONS AND SAFETY COVERAGE

7.1. Employee categories of heavy work, work with harmful, especially harmful, hazardous, or dangerous working conditions.
7.2 An employee shall not be allowed to work independently before passing the preliminary training, internship, instructing, knowledge testing and fulfillment of other obligatory formalities (if any). formalities (if such are required by the legislation of the Republic of Kazakhstan for the Employee's admission to work).
the Employee is allowed to work) on the issues of safety and labor protection. Until this moment the Employee is not entitled to independently perform work independently.
7.3 The Employer undertakes to create for the Employee sanitary and hygienic conditions stipulated by the legislation of the Republic of Kazakhstan, as well as other conditions agreed upon by the Parties for the Employee to perform the Labor Function stipulated by the Contract.
7.4 The Employer shall provide the Employee with a workplace in the Employer's Workplace, located in the place of work defined by the Contract, equipped in accordance with safety and labor protection requirements. At the first request of the Employer and within the time limit set by the Employer, the Employee undertakes to immediately return to the Employer the property received from the Employer.
7.5 The Employer's liability for damage caused to the Employee's life and health in the performance of his/her labor duties (total or partial disability) is subject to insurance in accordance with the current legislation of the Republic of Kazakhstan. The Employer is obliged to reimburse the Employee for the difference between the sum insured and the actual amount of damage in the absence of insurance indemnity payments to the Employee, the Employer is obliged to reimburse him/her for the damage in accordance with the procedure and on the terms and conditions stipulated by the current legislation of the Republic of Kazakhstan.
7.6 Insurance of civil liability of the Employer for causing harm to the life and health of the Employee in the performance of his/her labor (service) duties is carried out in accordance with the procedure and on the terms stipulated by the current legislation of the Republic of Kazakhstan.

8. PAYMENT OF WAGES
8.1 For the work performed, the Employer undertakes to pay the Employee who has worked the full monthly working hours and fulfilled the labor norms (labor duties) a salary in the amount specified in Annex 1 to this Agreement in accordance with the procedure established by the Employer's acts. The Employer shall withhold income tax and other necessary taxes (if legally withheld) from the Employee's salary and transfer to the budget. withholding at source, mandatory pension contributions and other deductions in accordance with the current legislation of the Republic of Kazakhstan.
8.2 Wages shall be paid to the Employee by the 10th (tenth) day of the month following the month worked. If the day of payment of wages coincides with a weekend or public holiday, the payment shall be made on the day before it. The Employer has the right to pay the wages to the Employee earlier than the established date, including by dividing the total amount of wages into several parts to be paid on different days, but not later than the date established by the Agreement.
8.3 The method and place of payment of wages and other payments to the Employee shall be determined by the Employer. By the Employer's decision, payments to the Employee may be made in cash or by transferring money to the Employee's bank account (card or other account).
8.4 To increase the Employee's interest in improving the efficiency of production and the quality of work performed by the Employer has the right to introduce bonus systems and other forms of labor stimulation, and also has the right at its own discretion to pay the Employee one-time incentive payments in accordance with the procedure and on the terms stipulated by the Employer's acts.
8.5 For work on weekends and public holidays, the Employee shall, at his/her request, be given another day of rest or paid at one and a half times the daily (hourly) rate of the Employee.
8.6 Upon termination of the Contract, payment of the amounts due to the Employee shall be made not later than three working days after termination of the Contract.

9. WORKING HOURS AND REST TIME
9.1 The Employee shall be assigned a five-day work week with a daily working time of eight (8) hours per day.
daily duration of working time of eight (8) hours, totaling forty (40) working hours per week.
9.2 The Employee shall have a 5-day work week with 2 days off in a week with 2 days off. In case of industrial in case of industrial necessity due to the work schedule of the Place of Work, the Employee may be engaged in overtime work, work on holidays and weekends in accordance with the procedure and on the conditions stipulated by the applicable law RK.
9.3 The Employee may apply for permission to work on a modified schedule in accordance with the production necessity and taking into account the social and personal needs of the Employee. The Employer reserves the right in the future to establish shifts, division of daily working hours into parts, flexible working hours, other working days and hours or otherwise change working hours in accordance with the legislation of the RK. If necessary, the shift schedule of employees shall be established by an act of the Employer.
9.4 The working hours, rest time, work schedule and break time for the Employee shall be set as follows: a normal working day shall last from 09.00 hours to 18.00 hours with a break from 13.00 to 14.00 hours for rest and meals.
9.5. Regarding the duration of rest between working days, hours with a break from 13.00 hours to 14.00 hours for rest and meals. Regarding the duration of rest between working days, public holidays and public holidays, the current legislation of the Republic of Kazakhstan shall apply.
9.6 The employer guarantees annual labor leave (hereinafter referred to as “Labor Leave”) duration of 30 (thirty) calendar days with retention of the place of work, position and average salary.
9.7 Employer is granted to the Employee in accordance with the Vacation Schedule, which is approved annually by the Employer. Paid annual labor leave may be granted to the Employee in accordance with the schedule of vacations, which is approved annually by the Employer. Paid annual labor leave shall not be less than two calendar weeks, taking into account industrial necessity. Notice of intent to take regular labor leave must be given by the Employee in writing. Paid annual labor leave shall be granted to the Employee for the first and subsequent years of employment by agreement of the Parties at any time during the working year.
9.8 Labor leave may be interrupted by the Employer only with the Employee's written consent. The Employee's refusal of the Employer's offer shall not constitute a violation of labor discipline.
9.9 The part of the paid annual labor leave not used due to recall shall be granted at any time during the current year or in the next working year by agreement of the Parties to the Contract or shall be joined to the paid annual labor leave for the next working year.
9.10. Failure to grant Labor Leave for 2 (two) consecutive years is prohibited. In order to comply with this requirement 9.8. of the legislation, if the Employee fails to agree with the Employee on the order of granting a particular Labor leave in full or in part, the Employer may grant such Labor leave (part thereof) to the Employee by unilateral order, familiarizing the Employee with the order.
9.11. Upon the Employee's application, he/she may be granted to leave without pay for the duration determined by agreement of the Parties.
9.12. Based on the Employee's written application, the Employer shall grant leave without pay for up to 5 (five) calendar days in case of:
1) registration of the Employee's marriage:
1) birth of the Employee's child:
3) death of the Employee's close relatives:
4) in other cases, stipulated by the collective bargaining agreement (if any) determined by the agreement of the Parties.
9.13. Provision of social leave to the Employee in connection with the birth of a child (children), adoption of a newborn child (children) is carried out under the conditions stipulated by the legislation of the Republic of Kazakhstan.

10. REGIME OF GUARANTEES AND COMPENSATIONS OF SOCIAL BENEFITS

10.1 The Employer shall pay compensation to the Employee in the amount and in the cases stipulated by the current legislation of the Republic of Kazakhstan (including compensation upon termination of this Agreement; compensation for unused vacation, for work on holidays and weekends, compensation for travel expenses and other compensations stipulated by the legislation of the Republic of Kazakhstan). In cases when the amount of such compensations is not determined by the norms of the current legislation of the Republic of Kazakhstan, the amount of compensations shall be determined by an additional agreement of the Parties.
10.2 Compensation for unused vacation or part thereof, as well as compensation for work on holidays and weekends may be replaced by the provision of other days of rest at the request of the Employee.
10.3 Upon additional agreement of the parties, when the Employee uses personal property in the interests of the Employer and with the Employer's consent, the Employer shall make compensation for the Employee’s use, (depreciation) of tools, personal transport, other technical means and operating costs.
10.4 The Employer shall make compensation payments in the amount of the average monthly wage in the following cases: 1) in case of termination of the Contract on the Employer's initiative in case of liquidation of the Employer as a legal entity; 2) in case of termination of the Contract on the Employer's initiative in case of reduction in the number of employees or staff; 3) in case of termination of the Contract on the Employee's initiative in case of the Employer's failure to fulfill the terms and conditions of the labor contract. 10.3.
of the terms and conditions of the labor contract.
10.5 The Employer shall be obliged to pay the Employee social benefits at its own expense.
10.6 The basis for payment of social benefits for temporary incapacity for work are certificates of incapacity for work issued in accordance with the procedure approved by the authorized body in the field of health care.
by the authorized body in the field of health care.
certificates of incapacity for work issued in accordance with the procedure approved by the authorized body in the field of health care by the authorized body in the field of health care.
10.7 Social benefits for temporary incapacity for work
shall be paid to the Employee from the first day of incapacity for work until the day of restoration of the ability to work or until the establishment of disability in accordance with the legislation of the Republic of Kazakhstan.
10.8 The amount of social benefits for temporary disability shall be determined by the legislation of the Republic of Kazakhstan.

11. EMPLOYEE'S PERSONAL INFORMATION

11.1. The Employer shall process (receive, store, transfer) the Employee's personal data in the manner prescribed by this effective legislation of the Republic of Kazakhstan. Personal data within the framework of labor relations between the Employee and the Employer is understood to be information about the Employee, which is necessary for the emergence, continuation and termination of labor relations, including, but not limited to: data contained in registration, accounting and other documents identifying the Employee's identity; education, qualification, specialty; property, social and official status of the Employee; place of residence of the Employee; attitude of the Employee to religion, political persuasion, religion, political beliefs of the Employee, the Employer's attitude to the Employee's religion, political persuasion of the Employee. the Employee's attitude to religion, political beliefs, belonging to a clan or class, to public associations; military duty; length of service and places of the Employee's previous employment; personal and business qualities of the Employee; (personal and family); the Employee's personal and business qualities; the Employee's personal and family history; and the Employee's personal and business qualities of the Employee; (personal and family life, including personal data of the Employee's family members; other information that is qualified as personal data of the Employee by the agreement of the Parties or the legislation of the Republic of Kazakhstan.
11.2 When processing the Employee's personal data, the Employer shall comply with the following requirements:
1) processing of the Employee's personal data shall be carried out in order to ensure compliance with the regulatory legal acts of the Republic of Kazakhstan to assist the Employee in employment, training and promotion, to ensure personal safety of the Employee.
2) the scope and content of the processed personal data of the Employee shall be determined in accordance with this
Agreement, internal documents of the Employer and the legislation of the Republic of Kazakhstan:
3) personal data shall be submitted to the Employer personally by the Employee.
11.3 The Employer has no right to demand from the Employee information about his/her political, religious and other beliefs, private life, membership or activity in public associations, including trade unions.
11.4 When making decisions affecting the Employee's interests, the Employer may not base its decisions on the Employee's personal data obtained as a result of automated or electronic processing.

11.5 The protection of the Employee's personal data shall be ensured by the Employer in accordance with the procedure established by the legislation of the Republic of Kazakhstan.
The Employer shall ensure the protection of the Employee's personal data in accordance with the procedure established by the legislation of the Republic of Kazakhstan.
11.6 The procedure for storage of the Employee's personal data in the Company shall be established by the relevant act of the Employer:
The Company shall be established by the relevant act of the Employer with compliance of the requirements established by the legislation of the RK. The Employee shall be familiarized with the act of the Employer, establishing the procedure for storage of personal data of the Employee.
11.7 In order to ensure the protection of personal data held by the Employer, the Employee shall have the right to:
1) gratuitous access to his/her personal data, including the right to receive copies of records containing the Employee's personal data except in cases, provided for by the legislation of the Republic of Kazakhstan:
2) exclusion or correction of incorrect or incomplete incorrect or incomplete personal data, as well as data processed in violation of the requirements of the legislation of the Republic of Kazakhstan.
3) requirement for notification by the Employer of persons who were previously informed of incorrect or incomplete personal data;
4) appeal to the court against the Employer's actions (inaction) committed during the processing of the Employee's personal data.

12. RESPONSIBILITIES OF PARTIES
12.1 For improper stipulated by this Agreement the Parties shall be liable in accordance with the current legislation of the Republic of Kazakhstan.

13. TERMINATION AND DISSOLUTION OF THE CONTRACT.
13.1. This Contract may be terminated in the manner prescribed by the current legislation of the Republic of Kazakhstan on the following grounds:
1)by agreement of the Parties;
2) due to expiration of the Contract term;
3) on the initiative of the Employer;
4) in connection with the transfer of the Employee to another employer;
5) on the initiative of the Employee;
6) in the event of circumstances beyond the control of the parties;
7) in the event of the Employee's refusal to continue labor relations labor relations:
8) in case of the Employee's transition to an elective job (position) or appointment to a position that excludes the possibility of continuing labor relations, except in cases stipulated by the legislation of the Republic of Kazakhstan;
9) in case of violation of the terms and conditions of the Contract.
13.2 The Party to the Contract, which has expressed a desire to terminate the Contract by agreement of the Parties, shall send a written notice to the other Party to the Contract. The Party receiving such notice shall be obliged to inform the other Party in writing about the decision made within 3 (three) working days. The date of termination of the Contract by agreement of the Parties shall be determined by agreement between the Employee and the Employer. The Contract may be terminated by the Employer without complying with the requirements of this subparagraph with a compensation payment in the amount of one average salary.
13.3 At the initiative of the Employer, this Contract may be unilaterally terminated on the following grounds:
1)liquidation of the Employer;
2) reduction in the number or staff of employees;
3) reduction in the volume of production, work performed and services rendered, resulting in deterioration of the Employer's economic condition;
4) non-compliance of the Employee with the position held or work performed due to insufficient qualifications;
5) inconsistency of the Employee with the position held or work performed due to health condition that prevents the Employee from continuing this work;
6) negative result of the work during the probationary period;
7) absence of the Employee from work without a valid excuse for three or more consecutive hours per working day (working shift):

8) the Employee's presence at work in a state of alcoholic, narcotic, psychotronic, toxicomanic intoxication (their analogs), including in cases of consumption of substances causing alcoholic, narcotic, toxicomanic intoxication (their analogs) during the working day;
9) refusal to undergo a medical examination to establish the fact of use of substances causing alcoholic, narcotic, toxic intoxication, confirmed by an appropriate act.
10) violation of labor protection or fire safety rules by the Employee, which caused or could have caused serious consequences, including occupational injuries and accidents;
11) theft (including petty theft) of other people's property, willful destruction or damage thereof committed by the Employee at his/her place of work, as established by an enforceable court sentence or ruling;
12) commission of culpable acts or omissions by an Employee servicing monetary or commodity values, if such acts or omissions give grounds for loss of confidence in him/her on the part of the Employer;
13) disclosure by the Employee of information constituting confidential information and other secret protected by law, which became known to him/her in connection with the performance of labor duties;
14) repeated failure to perform or improper performance of labor duties by the Employee without valid reasons, if he/she has a disciplinary penalty;
15) submission by the Employee to the Employer of knowingly false documents or information when concluding this Contract, if the true documents or information could have been the grounds for refusal to conclude the Contract;
16) the employee's failure to attend work for more than two consecutive months due to temporary disability, except for cases when the employee is on maternity leave, as well as, if the disease is included in the list of diseases for which a longer period of incapacity for work is established, approved by the authorized state body in the field of health care. in the field of health care.
17) commission by the Employee of a corruption offense, which, in accordance with a judicial act, excludes the possibility of further employment;
18) when the Employee reaches the retirement age established by the Law of the Republic of Kazakhstan “On Pension Provision in the Republic of Kazakhstan”, with the right to annually extend the term of the labor contract by mutual agreement of the parties;
19) the Employee's absence from work for more than one month for reasons unknown to the Employer. 1                        3.4 In case of termination of the Contract at the initiative of the Employee, the Employee shall notify the Employer in writing at least one month in advance. With the Employer's written consent, the termination of the employment contract may be made before the expiry of the notice period.
13.5 In case of termination of the Contract on the grounds stipulated in subparagraphs 2) and 3) of paragraph 13.3, the Employer shall notify the Employee in writing of the termination of the Contract at least one month in advance. With the Employee's written consent, the Contract may be terminated before the notice period expires. By agreement of the parties, the notice period may be replaced by payment of wages proportional to the unworked period.
13.6 Termination of the Contract shall be formalized by the Employer's act specifying the grounds for termination of the Contract in accordance with the laws of the Republic of Kazakhstan. A copy of the Employer's act on the termination of the Contract shall be handed to the Employee or sent to him/her by letter with a notice within three days.
13.7 The date of termination of the Contract shall be the last day of work, except for cases stipulated by the legislation of the Republic of Kazakhstan. On the date of termination of the Contract, the Employer shall be obliged to issue a labor book or other document, confirming the labor activity of the Employee.

14. LABOR DISPUTES.
14.1 Individual labor disputes shall be considered by conciliation commissions, and on unresolved issues or non-execution of the decision of the conciliation commission - by courts.
14.2 The dispute is considered in the presence of the applicant and (or) his authorized representative within the limits of delegated powers in accordance with normative legal acts of the Republic of Kazakhstan.
14.3. The conciliation commission is obliged to consider the dispute within fifteen working days from the date of registration of the application and to issue copies of the decision to the parties to the dispute within three days from the date of its adoption.
14.4. The decision of the Conciliation Commission shall be enforced within the term established by it, except for the dispute on reinstatement.
14.5 If the Employee or the Employer fails to execute the decision of the conciliation commission within the established term, the Employee or the Employer shall have the right to appeal to the court.

15. MODIFICATION OF THE AGREEMENT

15.1 Amendments and additions to this Contract, including in case of transfer to another job, shall be made by the Parties in writing in the form of Additional Agreement.
15.2. A notice of change in the terms and conditions of the Contract shall be submitted by one of the Parties and shall be considered by the other Party within five working days from the date of its submission. The Party that received the notice of change in the terms and conditions of this Agreement, including transfer to another job, shall be obliged to inform the other Party about the decision made within the term specified in this clause.
15.3 In the case with changes related to reorganization or changes in economic, technological conditions, conditions of labor organization and (or) reduction in the scope of work at the Employer, it is allowed to change the working conditions of the Employee when he continues to work in accordance with his specialty or profession corresponding to his qualifications.

16. OTHER CONDITIONS
16.1 Other matters not addressed in this Agreement shall be settled on the basis of applicable law RK.
16.2 The invalidation of this Agreement through the fault of the Employer shall not result in the Employee's loss of the right to wages, compensation payment for unused days of paid annual leave, other payments and benefits.
The invalidation of individual provisions of the Contract shall not entail invalidity of the Contract as a whole.
16.3 In case of a change of the name of the Company, change of the owner of the Company's shares, reorganization of the Company, the employment relations with the Employee shall continue without any changes.
16.4 This Contract is made in two copies: in two copies in Russian and Kazakh languages having equal legal force, one copy for each of the Parties.

17. SIGNATURES OF THE PARTIES

The Employer
Freedom Finance Joint Stock Company
77/7, al-Farabi ave., "Esentai Tower" BC 3, Floor 7, Almaty, 050040

TRN [***]
BIN 061140003010
BIK [***]
Kazkommertsbank JSC

Chairman of the Board of Management

/s/ Minikeev R.D
Mr. Minikeev R.D
(signature and company seal)
The Employee Mr. Lukyanov S.N ID [***] issued on ______________ IIN [***] residing at: _________________ /s/ Lukyanov S.N Mr. Lukyanov S.N (personal signature)

Annex No. 1 to Agreement No. 20-13, dated February 03, 2020

1.The Company sets the following remuneration for the Director, member of the Board of Directors:

The monthly remuneration is 7,600,000 (seven million six hundred thousand) tenge (excluding contributions to compulsory social health insurance, mandatory pension contributions to the accumulative pension fund and individual hiking tax and other mandatory payments at budget rates in accordance with the procedure determined by the legislation of the Republic of Kazakhstan).

The Employee:

Mr. S.N. Lukyanov
/s/

Company:
Freedom Finance Joint Stock Company

Mr. R.D. Minikeev
Chairman of the Board of Directors
/s/